Press Release

Cowen Declares Quarterly Dividend On Its
Series A Cumulative Perpetual Convertible Preferred Stock

NEW YORK, NY — July 26, 2018 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced that its board of directors has declared a quarterly cash dividend of $14.06 per share on the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).

The quarterly dividend on the Convertible Preferred Stock is payable on August 15, 2018, to holders of record at the close of business on August 1, 2018.

About Cowen Inc.
Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management services through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s investment bank segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com. To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

For further information, contact:

Cowen
Stephen Lasota,
(212) 845-7919

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
(949) 574-3860

COWN@liolios.com